Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News
October 8, 2009 Contact: Rob Doolittle Tel: 703 876 3199 rdoolitt@generaldynamics.com

General Dynamics Elects William A. Osborn

to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected William A. Osborn a director of the corporation, effective December 1.

Osborn, age 61, is the chairman and a director of the Northern Trust Corporation, a leading worldwide provider of investment management, asset and fund administration, banking solutions and fiduciary services, and its principal subsidiary, The Northern Trust Company. Osborn joined Northern Trust in 1970. He was named president and chief operating officer in December 1993 and was named chief executive officer, in addition to president, in June 1995. He became chairman in October 1995 and ended his tenure as CEO in December 2007. Osborn will retire from the board of Northern Trust in November 2009.

Among other affiliations, Osborn is a director of Caterpillar Inc., Tribune Company and Abbott Laboratories. He is chairman of the board of trustees of Northwestern University and the Chicago Symphony Orchestra Association, and a trustee of the Chicago Museum of Science and Industry. He serves on the board of directors of Northwestern Memorial HealthCare, the Chicago Urban League, The Renaissance Schools Fund and the Lyric Opera of Chicago, and he is a member of the board of managers of the YMCA of Metropolitan Chicago and the advisory board of the J. L. Kellogg Graduate School of Management at Northwestern.

General Dynamics, headquartered in Falls Church, Va., employs approximately 92,000 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available online at www.generaldynamics.com.

# # #